AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT


                   THIS AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT (the "Amendment"), dated as of July 1, 1996, is made by and among Storage USA, Inc., a Tennessee corporation (the "Company"), Security Capital U.S. Realty, a Luxembourg corporation ("USRE-ALTY"), and Security Capital Holdings S.A., a Luxembourg corpo-ration and a wholly owned subsidiary of USREALTY ("Buyer").


                                    RECITALS:


                   WHEREAS, the parties hereto entered into a Stock Pur-chase Agreement, dated as of March 1, 1996 (the "Agreement"); and

                   WHEREAS, the parties hereto desire to amend certain terms of the Agreement with respect to purchases of Company Common Stock following the Initial Closing and with respect to certain public releases or announcements;

                   NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                   1. Definitions. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

                   2.   Amendments to the Agreement.

                   (a) Section 1.80 of the Agreement is hereby amended by deleting such Section 1.80 in its entirety and replacing it with the following:

                        Section 1.80  "Remaining Equity Commitment"
                   shall mean, on any given date after the Initial Clos-ing, the Total Equity Commitment minus the sum of the Initial Purchase Price and all of the Subsequent Pur-chase Prices of all Subsequent Purchases effected prior to the given date. The Remaining Equity Com-mitment shall be deemed to be zero on the earlier of
                   (i) the date that the Remaining Equity Commitment equals zero pursuant to the previous sentence, or
                   (ii) the later of (A) September 30, 1996 or (B) if







                   Buyer timely notifies the Company that it is, pursu-ant to Section 2.4(b), exercising its right to make a Subsequent Purchase equal to the then amount of the Remaining Equity Commitment, then, the date as soon thereafter as (x) all conditions to Buyer's obli-gations to effect such purchase shall have been sat-isfied or waived, and (y) such purchase shall have been effected.

                   (b) Section 1.83 of the Agreement is hereby amended by deleting such Section 1.83 in its entirety and replacing it with the following:

                        Section 1.83 "Second Closing" shall have the meaning set forth in Section 2.4(a).

                   (c)  The Agreement is hereby amended by adding a new
         Section 1.87a following Section 1.87, as follows:

                        Section 1.87a "Subsequent Closings" shall mean,
                   collectively, the Second Closing and all Closings occurring thereafter.

                   (d) Section 1.88 of the Agreement is hereby amended by deleting the third to last word thereof and replacing such deleted word with "any".

                   (e) Section 1.89 of the Agreement is hereby amended by deleting such Section 1.89 in its entirety and replacing it with the following:

                        Section 1.89 "Subsequent Purchase" shall have the meaning set forth in Section 2.4(b).

                   (f) Section 2.4 of the Agreement is hereby amended by deleting such Section 2.4 in its entirety and replacing it with the following:

                        Section 2.4  Subsequent Purchases and Sales.
                   (a) Subject to the terms and conditions hereof and subject to satisfaction or waiver of the applicable conditions set forth in Sections 7.2 and 7.3 at a Closing to be held on July 8, 1996 (the "Second Clos-ing"), Buyer shall purchase and acquire (and the Ad-vancing Party shall advance sufficient funds for such purchase) from the Company, and the Company will sell, convey, assign, transfer and deliver to Buyer, 1,916,933 shares of Company Common Stock, and Buyer will pay to the Company $60,000,002.90 for such shares of Company Common Stock.


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                        (b)  Subject to the terms and conditions hereof
                   and subject to satisfaction or waiver of the appli-cable conditions set forth in Sections 7.2 and 7.3, from time to time following the Second Closing, the Company shall have the right to require Buyer to pur-chase and acquire (and the Advancing Party to advance sufficient funds for such purchase) from the Company, and the Company will sell, convey, assign, transfer and deliver to Buyer, additional shares of Company Common Stock (such purchases together with the pur-chases effected at the Second Closing, the "Subse-quent Purchases"), the number of which shares of Com-pany Common Stock shall be determined by the Company; provided, however, that each Subsequent Purchase other than the purchase effected at the Second Clos-ing shall be made at the Per Share Purchase Price and, except with respect to the purchase effected at the Second Closing, shall consist of a sufficient number of shares of Company Common Stock so that each such Subsequent Purchase Price is equal to or greater than $15 million, and provided further that the Sub-sequent Purchase Price to be paid at any Closing is not greater than the Remaining Equity Commitment im-mediately prior to such Closing. In no event shall Buyer be required to purchase shares of Company Com-mon Stock pursuant hereto so that it shall have ex-pended more than the Total Equity Commitment. Sub-ject to the terms and conditions hereof, each Closing of a Subsequent Purchase other than the Second Clos-ing shall be on the first Business Day following the 19th day of the month following any month in which the Company provides Buyer with written notice of its desire to effect a Closing in the following month, if such written notice is given to Buyer at least five Business Days prior to the end of such preceding month.

                        (c) If the Remaining Equity Commitment on Sep-tember 1, 1996 is greater than zero, then Buyer shall have the right, subject to the satisfaction or waiver of the applicable conditions set forth in Sections 7.2, 7.3 and 7.4, to make a single Subsequent Pur-chase from the Company of a sufficient number of shares of Company Common Stock at the Per Share Pur-chase Price so that the Remaining Equity Commitment equals zero by September 30, 1996, or as soon there-after as all conditions to Buyer's obligation to ef-fect any purchase of Company Common Stock hereunder shall have been satisfied or waived.



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                   (g)  Clause (iii) of Section 2.5(b) of the Agreement
         is hereby amended by deleting such Clause in its entirety and replacing it with the following:

                   (iii) evidence or copies of any consents, approvals, orders, qualifications or waivers required pursuant to Section 7.1, as to the Initial Closing only, and pursuant to Sections 7.2 and 7.3, as to all Closings.

                   (h) Section 5.4(a) of the Agreement is hereby amended by adding after the last sentence thereof the follow-ing:

                   The Company agrees that until the 20% Termination Date (as defined in the Strategic Alliance Agree-ment), it shall endeavor to provide to Buyer advance notice of its intention to make, any material public release or announcement concerning the Company or any of its Affiliates, in each case, if possible, at least one Business Day prior to such release or an-nouncement.

                   (i) Section 7.2 of the Agreement is hereby amended by (i) changing the first reference therein to "the Second Closing" to "each Subsequent Closing" and (ii) by changing all other references therein to "the Second Closing" to "such Subsequent Closing."

                   (j) Section 7.3 of the Agreement is hereby amended by changing the first reference therein to "the Second Closing" to "each Subsequent Closing."

                   (k) Section 7.4 of the Agreement is hereby amended by changing the first reference therein to "the Second Closing" to "each Subsequent Closing."

                   (l) The first sentence of sentence of Section 8.1 of the Agreement is hereby amended by deleting such sentence in its entirety and replacing it with the following:

                   All representations, warranties and (except as pro-vided by the last sentence of this Section 8.1) cov-enants and agreements of the parties contained herein, including indemnity or indemnification agree-ments contained herein, or in any Schedule or Exhibit hereto, or any certificate, document or other instru-ment delivered in connection herewith shall survive the First Closing and all Subsequent Closings until the first anniversary of the last Subsequent Closing.



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                   3.   No Effect on Consistent Terms.  All terms of the
         Agreement not inconsistent with this Amendment shall remain in place and in full force and effect and shall be unaffected by this Amendment.

                   4. Headings. The headings contained in this Amend-ment are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Amendment.

                   5. Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party.






































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                   IN WITNESS WHEREOF, this Amendment has been signed by
         or on behalf of each of the parties hereto as of the day first above written.

                                       STORAGE USA, INC.



                                       By:   /s/ Thomas E. Robinson
                                          Name: Thomas E. Robinson
                                          Title: President


                                       SECURITY CAPITAL HOLDINGS S.A.



                                       By:   /s/ Paul E. Szurek
                                          Name: Paul E. Szurek
                                          Title: Managing Director



                                       SECURITY CAPITAL U.S. REALTY



                                       By:   /s/ Paul E. Szurek
                                          Name: Paul E. Szurek
                                          Title: Managing Director






















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